Exhibit 10.1

FIRST AMENDMENT TO THE
2005 STOCK OPTION PLAN FOR
EUROBANCSHARES, INC.

This First Amendment to the 2005 Stock Option Plan for EuroBancshares, Inc., a Puerto Rico corporation and registered bank holding company (the “Company”), is made effective as of the 9th day of May, 2006.

WITNESSETH:

WHEREAS, the Company adopted the 2005 Stock Option Plan for EuroBancshares, Inc. (the “Plan”) effective as of May 12, 2005, as an incentive for officers, employees, and certain other individuals that provide services to or act as directors of the Company and its subsidiaries to obtain common stock of the Company, par value $0.01 per share;

WHEREAS, the Plan provides that the exercise price for each option shall be equal to the fair market value of the shares as of the date that the option is granted;

WHEREAS, the Board of Directors (the “Board”) desires to amend the Plan to provide the Board with the discretion to issue options at an exercise price at or above the fair market value as of the date that the option is granted;

WHEREAS, Section 15 of the Plan provides that the Board may from time to time amend the Plan; provided, however, that no such amendment may substantially impair any option previously granted to any optionee without the consent of such optionee; and

WHEREAS, in accordance with Section 15 of the Plan, the proposed amendment to the Plan shall become effective only with respect to options granted on or after the date hereof, except to the extent that the consent of a optionee is otherwise obtained by the Company.

NOW, THEREFORE, the Plan is amended as follows, effective as of the date set forth above:

1.  Amendment. Section 5 of the Plan is hereby amended by deleting the existing Section 5 of the Plan in its entirety, and substituting the following new Section 5 of the Plan as follows:

“Section 5. Exercise Price. Subject to Section 4(e), the Exercise Price per Share of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of the shares at the Date of Grant.”

2.  Continuing Effect. All other terms, provisions, conditions, covenants, representations and warranties contained in the Plan are not modified by this First Amendment and continue in full force and effect as originally written. As hereby modified and amended, all of the terms and provisions of the Plan are ratified and confirmed.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has executed this document as of the date first above written.

EUROBANCSHARES, INC.,

By:	/s/ Rafael Arrillaga Torréns, Jr.
Rafael Arrillaga Torréns, Jr.
President and Chief Executive Officer